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                                                                  EXHIBIT (b)(2)

                AMENDMENT TO FIRST AMENDED AND RESTATED BYLAWS
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The second sentence of Section 10.7 of the Bylaws of the Trust is amended and restated in its entirety as follows:

     "The net asset value per share of each Series shall be determined at the normal close of trading on the New York Stock Exchange on each day on which such Exchange is open."